EXHIBIT 2.1
                                                                     -----------

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of July 28, 2004, by and among ArtToday, Inc. ("Buyer"), a wholly owned subsidiary of Jupitermedia Corporation, a Delaware corporation ("JUPM"), Thinkstock, LLC , a North Carolina limited liability company ("Seller"), and with regard to certain provisions, JUPM, Ron Chapple Photography, Inc., a North Carolina corporation ("RCP"), Human Issues Collaborative, Inc., a North Carolina corporation ("HIC") and Ronald J. Chapple, a resident of the State of Hawaii ("Chapple").

                                   WITNESSETH:

         WHEREAS, Seller is in the business of distributing premium quality professional/commercial photographs, video and imagery in digital and other formats primarily via on-line at http://www.thinkstock.com, http://www.thinkstockfootage.com, http://www.humanissues.com, other domain names and through distributors (the "Business");

         WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the assets, properties and rights of Seller (other than those specifically excluded) used in connection with or otherwise relating to the Business; and

         WHEREAS, the members of Seller have determined that it is in the best interests of Seller to sell such assets, properties and rights to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

                                   DEFINITIONS

         1.01    Definitions.

         The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

         "Agreement" is defined in the preamble to this Agreement.

         "Ancillary Agreements" is defined in Section 2.08 of this Agreement.

         "Assumed Liabilities" is defined in Section 2.03 of this Agreement.

         "Benefit Arrangement" means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance pay, life insurance or health care coverage (including any self-insured arrangements), flexible spending accounts or cafeteria benefit programs under Code Section 125, workers' compensation, disability benefits, dependent care benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or providing for deferred compensation, profit-sharing, cash or stock bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation or post-retirement life insurance, health care or disability coverage that (i) is not an Employee Plan and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates.

         "Business" is defined in the first recital of the preamble to this Agreement.

         "Buyer" is defined in the preamble to this Agreement.

         "Buyer Plan" is defined in Section 6.01 of this Agreement.

         "Closing" is defined in Section 2.08 of this Agreement.

         "Closing Date" is defined in Section 2.08 of this Agreement.

         "Closing Date Cash Payment" is defined in Section 2.06 of this
Agreement.

         "COBRA" is defined in Section 6.01 of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" means the confidentiality agreement between JUPM and Seller dated April 23, 2004.

         "Contracts" means all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments (whether written or oral, express of implied).

         "Copyright Assignment Agreement" means that certain Copyright Assignment Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit B.

         "Deemed Assignment" shall have the meaning set forth in Section 5.09(e) hereof.

         "Domain Name Assignment Agreement" means that certain Domain Name Assignment Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit C.

         "Employee Plan" means each "employee benefit plan" of Seller, as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by either Seller or any of its ERISA Affiliates.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b),
(c), (m) or (o) of the Code.

         "Escrow Agent" means JPMorgan Chase Bank.

         "Escrow Agreement" means the Escrow Agreement by and among Buyer, Seller and the Escrow Agent, dated as of the date hereof, in substantially the form attached hereto as Exhibit E.

         "Excluded Assets" is defined in Section 2.02 of this Agreement.

         "Excluded Contracts" is defined in Section 2.02 of this Agreement.

         "Excluded Liabilities" is defined in Section 2.04 of this Agreement.

         "GAAP" means generally accepted accounting principles in the United States, as consistently applied.

         "Guarantee" means that certain Guarantee, in the form of Exhibit H attached hereto, that JUPM shall provide to Seller concerning the obligations of Buyer under this Agreement, including without limitation the payment of the entire amount of the Secondary Cash Payment and any amounts to be paid by Buyer concerning the indemnity provisions of this Agreement.

         "Image Production Agreement" means an Image Production Agreement between JUPM and RCP in the form attached hereto as Exhibit G.

         "Indemnified Person" is defined in Section 8.03 of this Agreement.

         "Indemnifying Person" is defined in Section 8.03 of this Agreement.

         "Images" shall mean any digital file, image, photographic transparency, negative, or print which is produced by any photographic, digital, electronic, or similar or equivalent technique now known, or hereafter developed or used.

         "Intellectual Property" shall mean all of the following: (i) trademarks and service marks, logos, trade dress, product configurations, trade names, corporate names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, research and development, business methods, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications or patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works, photographs, video, images, graphics or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, Web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection therewith or contained therein; (vii) all rights under agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

         "Intellectual Property Agreements" means the Copyright Assignment Agreement, the Trademark Assignment Agreement, the Domain Name Assignment Agreement and the Model and Property Release Assignment.

         "IRS" means the Internal Revenue Service.

         "Lien" means, with respect to any asset, any mortgage, lien (including any tax lien), pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         "Listed Intellectual Property" is defined in Section 3.14 of this Agreement.

         "Losses" is defined in Section 8.02 of this Agreement.

         "Material Adverse Effect" means any change in or effect on the Business of Seller or the Purchased Assets that, individually or in the aggregate (taking into account all other such changes or effects), is, or could reasonably be deemed to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole, except for any such change or effect resulting from changes in the general economic conditions affecting participants in the industry of the Seller as a whole.

         "Model and Property Release Assignment" means that certain Model and Property Release Assignment among Buyer, Seller and RCP in substantially the form attached hereto as Exhibit I.

         "Permits" is defined in Section 3.11 of this Agreement.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Purchase Price" is defined in Section 2.06 of this Agreement.

         "Purchased Assets" means all assets, properties and rights of the Seller used for or in connection with the Business, including without limitation the Seller Intellectual Property and those assets, properties and rights listed on Schedule 2.01 and the rights arising under the Contracts set forth on
Schedule 2.01, and excluding the Excluded Assets and the Excluded Contracts.

         "Receivables" is defined in Section 3.13 of this Agreement.

         "Registration Rights Agreement" means that certain Registration Rights Agreement between JUPM and Seller in substantially the form attached hereto as Exhibit F.

         "Representatives" means Seller's or Buyer's respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and Affiliates.

         "Required Consent" is defined in Section 3.04 of this Agreement.

         "Seller" is defined in the preamble to this Agreement.

         "Seller Intellectual Property" is defined in Section 3.14 of this Agreement.

         "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and including any interest, penalties or additions to tax.

         "Trademark Assignment Agreement" means that certain Trademark Assignment Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit D.

         "Transferred Domain Names" is defined in Section 2.06 of this Agreement.

         "Transferred Employees" is defined in Section 6.01 of this Agreement.


                                   ARTICLE II

                                PURCHASE AND SALE

         2.01 PURCHASE AND SALE.   On the terms and subject to the conditions of
this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer or to subsidiaries of Buyer, and Buyer and/or its subsidiaries shall purchase and accept from Seller, on the Closing Date or as otherwise allowed by this Agreement, all right, title and interest of Seller in and to the Purchased Assets, wherever located, including without limitation those assets, properties and rights set forth on Schedule 2.01 and the Contracts described on Schedule 3.10, but excluding the Excluded Assets, the Excluded Contracts and the Excluded Liabilities.

         2.02 EXCLUDED ASSETS.   Buyer expressly understands and agrees that the
following assets, properties and rights of Seller shall be excluded from the Purchased Assets (collectively, the "Excluded Assets"):

              (i) all cash, refunds, deposits with Humboldt Bank, the Shares and cash equivalents (including all bank accounts);

              (ii) all corporate records (including minute books and stock ledgers), tax returns and financial records except to the extent related to the Business or the Purchased Assets;

              (iii) all Contracts that are not specifically listed on Schedule
         2.01 (the "Excluded Contracts") and any Permits or Contracts which may not be transferred without the consent, novation, waiver or approval of a third person or entity and for which such consent, novation, waiver or approval has not been obtained;

              (iv) all insurance policies and proceeds payable with respect thereto;

              (v) all right, title and interest (including, without way of limitation, all copyrights) in and to all Images not specifically referenced on Schedule 2.01; and

              (vi) the assets, properties and rights of Seller that are listed on Schedule 2.02.

         2.03 ASSUMPTION OF LIABILITIES.   On the Closing Date, Buyer shall only
assume and agree to perform the obligations of Seller (the "Assumed Liabilities") (i) set forth in the Contracts described on Schedule 2.01 (other than liabilities or obligations attributable to any failure by Seller to comply with the terms of any Contract prior to the Closing), but only to the extent such obligations relate to periods on or after the Closing Date and (ii) with respect to any liabilities for accrued vacation pay for the Transferred Employees as of the Closing Date.

         2.04 EXCLUDED LIABILITIES.   Buyer shall not assume any liabilities of
Seller, other than the Assumed Liabilities (collectively, the "Excluded Liabilities"), and Seller shall retain and pay and satisfy in the ordinary course the Excluded Liabilities which shall include, but not be limited to, the following:

              (i) any obligation or liability for Tax arising from and due and payable based on the operation of the Business prior to the Closing Date for any period;

              (ii) any liabilities or obligations under any Employee Plans and Benefit Arrangements other than any liabilities for accrued vacation or sick pay for the Transferred Employees;

              (iii) any liabilities of the Seller or its Affiliates, the Purchased Assets, the Business, or the Contracts arising prior to the Closing Date, except as otherwise included as Assumed Liabilities;

              (iv) any liabilities or obligations for continued health care coverage for any employees or other qualified beneficiaries under COBRA who have a qualifying COBRA event prior to the Closing Date; and

              (v) any liability or obligation relating to an Excluded Asset.

         2.05 ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. At the Buyer's request, Seller shall use its best efforts (but without any payment of money by Seller) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer. If such consent is not obtained, or if an attempted assignment thereof would be ineffective, the Purchase Price shall be adjusted as provided below in Section 2.06.

         2.06 PURCHASE PRICE. The purchase price for the Purchased Assets shall consist of the following: (i) the assumption of the Assumed Liabilities; (ii) cash payment in the amount of four million dollars ($4,000,000) ( the "Cash Purchase Price"); and (iii) fifty thousand (50,000) shares of unregistered common stock, par value $0.01 per share, of the Buyer (the "Shares") and Registration Rights Agreement which shall be delivered to the Escrow Agent on the Closing Date and held in escrow in accordance with the Escrow Agreement (the "Stock Consideration") (the Cash Purchase Price and the Stock Consideration collectively the "Purchase Price"). The Cash Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by the Seller in accordance with the following:

              (i) $1,900,000 of the Cash Purchase Price (47.5%) shall be paid to the Seller on the Closing Date (the "Closing Date Cash Payment");

              (ii) $1,900,000 of the Cash Purchase Price (47.5%) shall be paid in the manner described below to the Seller upon successful transfer to Buyer of the Purchased Assets that Buyer has indicated on Schedule 2.01 will not be transferred to Seller until after the Closing Date (the "Delayed Assets") (the "Secondary Cash Payment"); and

              (iii) $200,000 of the Cash Purchase Price (5%) shall be paid to the Escrow Agent on the Closing Date and held in escrow in accordance with the Escrow Agreement.

For purposes of Section 2.06 (ii), Seller shall be deemed to have transferred all copyrights and all trademarks constituting a part of the Purchased Assets to Buyer upon Seller's execution and delivery to Buyer of the Copyright Assignment Agreement and Trademark Assignment Agreement attached hereto as Exhibits B and D, respectively. For purposes of Section 2.06(ii), Seller shall be deemed to have transferred all domain names constituting a part of the Purchased Assets to Buyer (the "Transferred Domain Names") at such time as (a) Seller has executed and delivered to Buyer the Domain Name Assignment Agreement attached hereto as Exhibit C, (b) Buyer is listed as the registrant and administrative and technical contact in the records of the applicable registrar with regard to the domain names "http://www.thinkstock.com", "http://www.thinkstockfootage.com", and "http://www.humanissues.com", and (c) Buyer is listed as the registrant and administrative and technical contact in the records of the applicable registrar with regard to those Transferred Domain Names accounting for at least ninety percent (90%) of the traffic received by all Transferred Domain Names.

Following transfer to Buyer of the Delayed Assets as provided above, other than any Contracts that may be Delayed Assets (the "Delayed Asset Contracts"), and Seller's compliance with Section 5.07 hereof, the corresponding portion of the Secondary Cash Payment shall be provided promptly to Seller by Buyer as follows:
Buyer and Seller agree that the Secondary Cash Payment shall be allocated and paid to Seller upon the transfer to Buyer (either by way of an assignment with all requisite consents, or by a Deemed Assignment) of any Delayed Asset Contracts based on the allocation of the Secondary Cash Payment to such Delayed Asset Contracts on the basis of the value of their proportionate share of all of the revenues of such Delayed Asset Contracts during the twelve-month period immediately preceding the Closing Date (i.e., a Contract representing 50% of the revenues of such Delayed Asset Contracts would be allocated 50% of the Secondary Cash Payment). No such portion of the Secondary Cash Payment in connection with a transfer of Delayed Asset Contract shall be contingent upon the transfer of any other Delayed Asset Contract.

         2.07 IMAGE PRODUCTION AGREEMENT.   Buyer and RCP shall execute and
deliver at Closing the Image Production Agreement.

         2.08 CLOSING.   The closing (the "Closing") of the purchase and sale of
the Purchased Assets (other than the Delayed Assets, which Seller shall provide to Buyer as such become available after the Closing) and the assumption of the Assumed Liabilities hereunder shall take place at 5:00 p.m. on such date as shall be mutually agreed by Buyer and Seller, but not later than July 31, 2004 unless otherwise mutually agreed to by Buyer and Seller (the "Closing Date"), at the offices of Buyer, 23 Old Kings Highway South, Darien, CT 06820, or at such other place as Buyer and Seller may agree. At the Closing:

              (i) Buyer shall deliver to Seller the Closing Date Cash Payment by wire transfer of immediately available funds to the account or accounts designated by Seller to Buyer on or prior to the Closing Date;

              (ii) Seller, JUPM and Buyer shall enter into, as applicable, the Intellectual Property Agreements, a Bill of Sale and General Assignment in substantially the form of Exhibit A hereto, Image Production Agreement, Registration Rights Agreement, Escrow Agreement and Guarantee (collectively, the "Ancillary Agreements"), and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets (other than the Delayed Assets); and

              (iii) Seller, JUPM, RCP and Buyer shall also execute and deliver certificates of their respective secretaries (or person holding similar authority) certifying and attaching a copy of their respective organizational documents, certifying the incumbency and signatures of their respective officers or other representatives executing this Agreement and the Ancillary Agreements on their behalf and certifying and attaching all requisite resolutions or actions of their respective directors, managers, shareholders and members, as applicable and necessary, approving the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the change of the name of Seller as contemplated by Section 5.07 of this Agreement.


                                   ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF SELLER, RCP, HIC AND CHAPPLE

         Concerning (i) Section 3.18(b) HIC and Chapple represent and warrant to Buyer as follows, and (ii) the provisions of this Article III other than Section 3.18(b) Seller and Chapple (and, solely with regard to Sections 3.08, 3.09, 3.14(b), (f) and (g) and 3.17 hereof, RCP) represent and warrant to Buyer as follows:

         3.01 ORGANIZATION AND QUALIFICATION. The Seller has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted. The Seller does not have any subsidiaries.

         3.02 ORGANIZATIONAL AUTHORIZATION. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, are within Seller's organizational powers and have been duly authorized by all necessary organizational action on the part of Seller. This Agreement and each of the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller and constitute valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, subject to any applicable equitable limitations (e.g., determinations in bankruptcy proceedings).

         3.03 NON-CONTRAVENTION. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party do not and will not (i) contravene or conflict with the articles of organization or operating agreement of Seller; (ii) to the best of Seller's and Chapple's knowledge contravene or conflict with or constitute a violation of any provision of any law or regulation, judgment, injunction, order or decree binding upon or applicable to Seller or the Business; (iii) to Seller's knowledge result in the creation or imposition of any Lien on any Purchased Asset or (iv) contravene or conflict with or constitute a violation of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or payment under, or to cancel, terminate or modify, any Contract required to be described on
Schedule 3.10, other than as disclosed on Schedule 3.04 with respect to required consents.

         3.04 REQUIRED CONSENTS. Schedule 3.04 sets forth each material Contract or Permit requiring a consent, waiver, authorization or approval as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (each such consent, a "Required Consent").

         3.05 ABSENCE OF CERTAIN CHANGES. Since December 31, 2003, Seller has conducted the Business in the ordinary course consistent with past practices, and, except as set forth on Schedule 3.05 hereto:

              (a) Seller has not entered into any material transaction or incurred any material liability or obligation with respect to the Business other than in the ordinary course of business; and

              (b) there has not been any Material Adverse Effect on the Purchased Assets.

         3.06 PERSONAL PROPERTY.

              (a) Schedule 2.01 sets forth a description of all material personal property used in the Business and included in the Purchased Assets, including but not limited to all photographs, videos, footage, CD's, marketing materials, images, servers, computer workstations, machinery, equipment, cameras, furniture, vehicles, spare and replacement parts, trade fixtures, software (excluding software utilized pursuant to shrink wrap license agreements) and fixed assets.

              (b) Except as set forth in Schedule 3.06, the material personal property included in the Purchased Assets has no material defects, is in good operating condition and repair, has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and is suitable for its present uses.

         3.07 SUFFICIENCY OF PURCHASED ASSETS. Except as provided on Schedule 3.07, the Purchased Assets, together with the rights provided under the Ancillary Agreements, constitute, and on the Closing Date will constitute, with the exception of the Excluded Assets, all of the assets, properties and rights necessary to conduct the Business as currently conducted by Seller and include all of the operating assets of Seller other than the Excluded Assets.

         3.08 TITLE TO PURCHASED ASSETS. Except as provided on Schedule 3.08 or
Schedule 3.14, upon consummation of the transactions contemplated hereby (including provision by Seller to Buyer of all Delayed Assets), Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens. RCP expressly joins in this representation and warranty with respect to all Purchased Assets acquired by Seller from or through RCP.

         3.09 LITIGATION. Except as disclosed on Schedule 3.09, to the best of Seller's, RCP's and Chapple's knowledge there is no action, suit, arbitration, investigation or proceeding pending against or threatened against or affecting the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official.

         3.10 CONTRACTS.

              (a) Schedule 3.10 sets forth each material Contract (either by description thereof or the attachment thereto) under which Seller has or may acquire any rights or benefits, under which Seller has or may become subject to any obligation or liability, or by which Seller or any of the Purchased Assets is or may become bound. Except for the Contracts disclosed in Schedule 3.10, Seller is not a party to or subject to any of the following agreements, contracts or commitments relating to the Business or necessary or useful for the operation of the Business.

              (i) any real property lease;

              (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller or pursuant to which in the last year Seller paid in the aggregate $10,000 or more;

              (iii) any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller, or pursuant to which in the last year either Seller or an Affiliate received in the aggregate $10,000 or more;

              (iv) any partnership, joint venture or other similar contract arrangement or agreement;

              (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset);

              (vi) any license agreement, franchise agreement or agreement in respect of rights granted to or held by Seller;

              (vii) any agency, dealer, distributor, sales representative or other similar agreement;

              (viii) any agreement, contract or commitment that substantially limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of Buyer after the Closing Date.

              (ix) any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any Affiliate of Seller; or

              (x) any image production, work for hire or similar image or footage production or editing agreement, contract or commitment;

              (xi) any other agreement, contract or commitment which is material to the Business.

              (b) Each Contract required to be disclosed pursuant to Section
3.10 and included in Schedule 2.01 is a valid and binding agreement of Seller and is in full force and effect, subject to any applicable equitable limitations (e.g., determinations in bankruptcy proceedings), and Seller is not, nor to the knowledge of Seller and Chapple is any other party thereto, in default in any material respect under the terms of any such Contract, nor, to the knowledge of Seller and Chapple has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

         3.11 LICENSES AND PERMITS. Seller possesses all material permits, licenses and approvals (the "Permits") necessary or used in order to carry on the Business. Schedule 3.11 hereto sets forth all Permits. Except as set forth on Schedule 3.11 hereto, the Seller is in compliance in all material respects with all Permits; there are no proceedings pending or, to the knowledge of Seller and Chapple threatened, to revoke, suspend, cancel or modify any Permit; and, except as set forth on Schedule 3.11 hereto, all such Permits may be assigned to Buyer as contemplated hereby without the consent of the issuing authority. Seller does not know of any reason why Buyer will not be able promptly to obtain all Permits necessary in order to carry on, or use in, the Business.

         3.12 COMPLIANCE WITH LAWS. To Seller's and Chapple's knowledge, Seller is not in violation in any material respect of any applicable law, regulation, ordinance, order or any other requirement of any governmental body or court (including, without limitation, matters relating to securities, loans, employment and improper payments), and no notice has been received by Seller or any of its officers alleging any such violation.

         3.13 RECEIVABLES. Schedule 3.13 sets forth all of the accounts and other receivables of the Seller existing as of the Closing Date, including, without way of limitation, all accounts receivable acquired by the Seller from HIC (collectively, the "Receivables"). The Receivables represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To the knowledge of Seller and Chapple there is no contest, claim, or right of set-off or any basis for any of the foregoing, other than returns in the ordinary course of business, under any contract with any obligor of any of the Receivables relating to the amount or validity of such Receivables. Seller and Chapple have not, directly or indirectly, taken any actions to accelerate or discount the collections of any Receivables and all collection efforts with regard to the Receivables have been in the ordinary course and consistent with past practices.

         3.14 PROPRIETARY RIGHTS.

              (a) Schedule 3.14(a) sets forth a complete and current list of all
(i) the Intellectual Property used in connection with the Business, which represents all Intellectual Property necessary to the conduct of the Business as now conducted and presently contemplated (the "Seller Intellectual Property"),
(ii) all registrations/patents and applications with respect thereto and (iii) the owner of record, date of application or issuance and relevant jurisdiction as to each such registration/patent and application; provided, however, that
Schedule 3.14(a) need not identify non-material unregistered copyrights unless such copyrights relate to proprietary software, photos, video, footage or trade secrets ("Listed Intellectual Property"). Except as described in Schedule 3.14(b), all Listed Intellectual Property is owned by Seller, free and clear of security interests, liens, encumbrances or claims of any nature. All Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid. Except as listed in Schedule 3.14(b), no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

              (b) Except as set forth on Schedule 3.14(b), Seller owns all right, title and interest in and to, the Seller Intellectual Property and after the consummation of the transaction contemplated hereby (including, without limitation, the provision of all Seller Intellectual Property included in the Delayed Assets to Buyer by Seller) Buyer will own all right, title and interest in and to, such Seller Intellectual Property. Seller is in compliance with contractual obligations relating to the protection of such of the Seller Intellectual Property. To the best of Seller's, RCP's and Chapple's knowledge, there are no conflicts with or infringements of any Seller Intellectual Property by any third party. To the best of Seller's, RCP's and Chapple's knowledge, neither the Seller Intellectual Property nor the conduct of the Business as currently conducted or contemplated conflicts with or infringes or will conflict with or infringe any Intellectual Property or other proprietary right of any third party. To the best of Seller's, RCP's and Chapple's knowledge, there is no claim, suit, action or proceeding pending or threatened against Seller: (i) alleging any such conflict or infringement with any third party's Intellectual Property or other proprietary rights; or (ii) challenging Seller's ownership or use of, or the validity or enforceability of, any Seller Intellectual Property. For purposes of this
Section 3.14(b), RCP's representations and warranties shall be limited to the best of its knowledge pertaining to those items of Intellectual Property obtained by Seller from or through RCP.

              (c) Schedule 3.14(c) sets forth a complete list of all agreements relating to the right of the Seller to use the Intellectual Property or to use the proprietary rights of any third party or the right of any third party to use the Seller Intellectual Property. Except as set forth in Schedule 3.14(c), Seller is not under any obligation to pay royalties or other payments in connection with any agreement relating to the Intellectual Property, nor is it restricted from assigning its rights respecting any Seller Intellectual Property, nor will Seller otherwise be, as a result of the execution and delivery of this Agreement or the performance of Seller's obligations under this Agreement, in breach of any agreement relating to the Intellectual Property.

              (d) Except as set forth on Schedule 3.14(d), no present or former employee or officer of Seller, nor any Affiliate or agent or outside contractor of Seller holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Seller Intellectual Property or Intellectual Property used in the Business.

              (e) Except as set forth on Schedule 3.14(e), other than with respect to copyrightable works Seller hereby represents to be "works made for hire" within the meaning of Section 101 of the Copyright Act of 1976, Seller has obtained from all individuals who participated in any respect in the invention or authorship of any Seller Intellectual Property, as consultants, as employees of consultants or otherwise, effective waivers of any and all ownership rights of such individuals in such Seller Intellectual Property, and written assignments to Seller of all rights with respect thereto. No officer or employee of Seller is subject to any agreement with any third party that requires such officer or employee to assign any interest in inventions or other Intellectual Property or to keep confidential any trade secrets, proprietary data, customer lists or other business information or that restricts such officer or employee from engaging in competitive activities or solicitation of customers.

              (f) (i) To Seller's, RCP's and Chapple's knowledge, none of the Seller Intellectual Property has been used, disclosed or appropriated to the detriment of Seller for the benefit of any third party; (ii) to Seller's and Chapple's knowledge, no employee, independent contractor or agent of Seller has misappropriated any trade secrets or other confidential information of any third party in the course of the performance of his or her duties as an employee, independent contractor or agent of Seller; (iii) to RCP's knowledge, no employee, independent contractor or agent of RCP has misappropriated any trade secrets or other confidential information of any third party in the course of the performance of his or her duties as an employee, independent contractor or agent of RCP; and (iv) Seller has taken all actions reasonably necessary or advisable to protect the Seller Intellectual Property. For purposes of this
Section 3.14(f), RCP's representations and warranties shall be limited to the best of its knowledge pertaining to those items of Intellectual Property obtained by Seller from or through RCP.

              (g) To Seller's, RCP's and Chapple's knowledge, Seller's transmission, reproduction, use, display or modification or other practices do not infringe or violate any Intellectual Property or other proprietary right of any third party and no claim relating to such infringement or violation is pending or threatened. For purposes of this Section 3.14(g), RCP's representations and warranties shall be limited to the best of its knowledge pertaining to those items of Intellectual Property obtained by Seller from or through RCP.

              (h) Seller will not use, seek to register, register or authorize others to use, seek to register or register the Seller Intellectual Property or any other Intellectual Property substantially or confusingly similar thereto anywhere in the world and will not challenge Buyer's right to use, seek to register or register the Seller Intellectual Property anywhere in the world.

              (i) Except as set forth in Schedule 3.14(i) or any other Schedule included in this Section 3.14, Seller owns or has the right to use, disclose and transfer, without the consent of any third party, all computer software, software systems and databases and all other information systems used in the Business and included in the Purchased Assets.

         3.15 EMPLOYEES; LABOR MATTERS.

              (a) Schedule 3.15(a) sets forth a true and complete list of the names, titles, dates of hire, and annual salaries of all employees of Seller primarily engaged in the Business.

              (b) A copy or description of each material Employee Plan and Benefit Arrangement that covers any employee primarily engaged in the Business has previously been made available or furnished to Buyer.

              (c) Except as set forth in Schedule 3.15(c), with respect to each Employee Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under
Section 501(a) of the Code and to the knowledge of Seller and Chapple nothing has occurred since the date of such determination that could reasonably be expected to result in the loss of such qualification or exempt status; (ii) such plan has been administered and operated in all material respects in accordance with its terms and applicable law (including ERISA and the Code, and all rules and regulations promulgated thereunder); (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Seller or any of its ERISA Affiliates, as applicable; (iv) all contributions required to be made by or under any Benefit Plan (or trust or fund established thereunder or in connection therewith) or any related collective bargaining agreement as of the date hereof (taking into account any extensions of time for the making of such contributions) have been made in full; (v) no Employee Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived; and (vi) no liability under Title IV or Section 302 of ERISA has been incurred by the Seller or any ERISA Affiliate that has not been satisfied in full, and to the knowledge of Seller and Chapple no condition exists that presents a material risk to the Seller or any ERISA Affiliate of incurring any such liability.

              (d) Except as disclosed in on Schedule 3.15(d), no Employee Plan that is a "welfare plan" (as defined in Section 3(l) of ERISA) provides medical or death benefits with respect to current or former employees of the Seller or any of its Affiliates or subsidiaries beyond their termination of employment (other than (i) to the extent required by applicable law and (ii) benefits the full cost of which is borne by the current or former employee or their beneficiary).

              (e) Except as set forth on Schedule 3.15(e), (i) Seller is not a party to any union or collective bargaining agreements covering any of the employees of the Business listed on Schedule 3.15(e), (ii) Seller and Chapple do not know of any activities or proceedings of any labor union to organize any such employees, and (iii) Seller does not have any employment agreements with any of such employees. To Seller's and Chapple's knowledge, Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment, in each case relating to employees primarily engaged in the Business, except to the extent that such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

              (f) Except as set forth on Schedule 3.15(f), the consummation of the transactions contemplated by this Agreement shall not entitle any employee listed on Schedule 3.15(a), or former employee who was primarily engaged in the Business, to severance benefits, bonuses or other payment from Buyer.

         3.16 FINDER'S FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

         3.17 CONTENT. All content, images, video and footage used in the Business (i) are included in the Purchased Assets (ii) are wholly owned by Seller unless otherwise noted on Schedule 3.17; (iii) consist of approximately 10,000 original chromes, 25,000 digitized, web ready photos, 4,033 digital, web ready video clips and 2,000 captured but unedited video clips on approximately 250 digital video source tapes and include all similars, outs and raw images and footage from all related image shoots and productions. RCP expressly joins in the foregoing representation and warranty with respect to all Purchase Assets acquired by Seller from or through RCP. Seller shall not retain copies, similars or outs of any photos, Images, video or footage included within the Purchased Assets. RCP and Chapple shall be permitted to retain copies, similars or outs of any photos, images, video or footage included within the Purchased Assets, for use solely respect to the purposes authorized in Section 5.05(a) hereof.

         3.18 FINANCIAL INFORMATION. (a) The unaudited balance sheets of the Seller as of December 31, 2001, December 31, 2002, December 31, 2003 and related statements of income for the periods then ended, together with a statement of income for the period ending June 30, 2004 (i) are included as Schedule 3.18(a),
(ii) were prepared in accordance with GAAP, except for, but not limited to, the following items: all prepaid expenses are accounted for on a cash basis; no accruals are made for expenses incurred; no allowance is made for doubtful accounts; inventory is recorded on a cost basis; all costs associated with image production and domain names are expensed, as opposed to capitalized; all leases are treated as operating leases; and all depreciation is recorded on a tax basis, (iii) present fairly the financial condition and the results of operations of the Business as of the dates and for the periods indicated thereon, (iv) are complete, correct and consistent with the books of account and records of the Seller and the Business, and (v) can be legitimately and accurately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Seller for federal income tax purposes.

              (b) The unaudited balance sheets of HIC as of December 31, 2001, December 31, 2002, December 31, 2003 and related statements of income for the periods then ended, together with a statement of income for the period ending June 30, 2004 (i) are included as Schedule 3.18(b), (ii) were prepared in accordance with GAAP, except for, but not limited to, the following items: all prepaid expenses are accounted for on a cash basis; no accruals are made for expenses incurred; no allowance is made for doubtful accounts; inventory is recorded on a cost basis; all costs associated with image production and domain names are expensed, as opposed to capitalized; all leases are treated as operating leases; and all depreciation is recorded on a tax basis, (iii) present fairly the financial condition and the results of operations of HIC as of the dates and for the periods indicated thereon, (iv) are complete, correct and consistent with the books of account and records of the HIC, and (v) can be legitimately and accurately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the HIC for federal income tax purposes.

         3.19 OWNERSHIP OF SELLER. The ownership structure of Seller is as described on Schedule 3.19.

         3.20 TAX MATTERS.

              (a) With respect to all taxable periods or portions thereof ending on or before the Closing Date, to the best of Seller's and Chapple's knowledge the Seller has complied in all material respects with all applicable Tax laws and has fully paid all material Taxes (whether or not shown on any Tax return) due and payable by Seller on or before the Closing Date to any governmental authority such that to the best of Seller's and Chapple's knowledge no Liens based on tax obligations of Seller (i) will attach to the Purchased Assets after the consummation of the transaction contemplated by this Agreement or (ii) are currently attached to the Purchased Assets and will be attached to the Purchased Assets after the consummation of the transaction contemplated by this Agreement. To the best of Seller's and Chapple's knowledge there are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any material Tax.

              (b) The Seller has withheld and paid all Taxes required to have been withheld and paid on or prior to the Closing Date in connection with amounts paid or owing to any Transferred Employee and all Forms W-2 required to be filed before the Closing Date with respect to such amounts have been filed.

              (c) There is no dispute, audit, investigation, proceeding or claim concerning any liability with respect to Taxes of the Seller either (i) claimed or raised by any governmental authority in writing or (ii) as to which Seller or Chapple has knowledge based upon contact with any agent of such governmental authority.

         3.21. LINKS.

To the extent (i) RCP and/or Chapple hereafter maintain ronchapple.com as an active Internet domain, and (ii) such site displays, for the limited purposes permitted in Section 5.05(a) hereof, one or more of the Images included within the Purchased Assets, there shall also be maintained on such site direct licensing links to such Images and a general link to thinkstock.com as currently appears on the stock photography page on ronchapple.com; provided, however, that in the event the technological complexity or cost of maintaining any such link is materially greater than in effect on the date hereof, Buyer shall be provided with a reasonable opportunity to pay the cost of establishing or maintaining such link, and in the event Buyer declines or fails to accept such offer within ten (10) days after written notice, such link may be terminated.

         3.22 PURCHASE FOR OWN ACCOUNT; ETC. Seller is acquiring the Shares for its own account, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933, as amended (the "Securities Act"). Except as contemplated by this Agreement and related transactions, Seller has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Shares.

         3.23 INVESTOR STATUS; ETC. Seller (pursuant to the status of the individuals who through other entities ultimately own the equity interests of Seller as "accredited investors") is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. Seller's financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment. Seller has been afforded the opportunity to ask questions of and receive answers from the management of JUPM concerning this investment so as to be able to evaluate the risks and merits of its investment in JUPM.

         3.24 SECURITIES NOT REGISTERED. Seller understands that the Shares have not been registered under the Securities Act, by reason of their issuance by JUPM in a transaction exempt from the registration requirements of the Securities Act, and that the Shares must continue to be held by Seller unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Seller understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUYER AND JUPM

         Buyer and JUPM each hereby represents and warrants to Seller that:

         4.01 ORGANIZATION AND QUALIFICATION. Each of Buyer and JUPM has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

         4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by each of Buyer and JUPM of this Agreement and each of the Ancillary Agreements, as applicable, and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer's and JUPM's respective corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer and JUPM. This Agreement and each of the Ancillary Agreements to which Buyer or JUPM is a party have been duly executed and delivered by Buyer and JUPM and constitute valid and binding agreements of Buyer and JUPM, enforceable against Buyer and JUPM in accordance with their respective terms, as applicable.

         4.03 NON-CONTRAVENTION. The execution, delivery and performance by each of Buyer and JUPM of this Agreement and each of the Ancillary Agreements to which Buyer or JUPM is a party do not and will not (i) contravene or conflict with the organizational documents or bylaws of Buyer or JUPM, (ii) contravene or conflict with or constitute a material violation of any provision of any law or regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or JUPM; or (iii) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or JUPM or to a loss of any material benefit relating to Buyer's or JUPM's business to which Buyer or JUPM is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer JUPM or by which any of Buyer's or JUPM's assets is or may be bound.

         4.04 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or JUPM who might be entitled to any fee or commission from Buyer, JUPM or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

         4.05 LITIGATION. To the best of Buyer's and JUPM's knowledge there is no action, suit, arbitration, investigation or proceeding pending against or threatened against Buyer or JUPM that affects Buyer's or JUPM's obligations hereunder before any court or arbitrator or any governmental body, agency or official.

         4.06 SHARES. The Shares, when issued to Seller in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and are being offered in compliance with all applicable laws (including, without limitation, federal and state securities laws).


                                   ARTICLE V

                            COVENANTS OF THE PARTIES

         The parties hereto agree that:

         5.01 BEST EFFORTS; FURTHER ASSURANCES.

              (a) Subject to the terms and conditions of this Agreement and except as otherwise set forth in this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer title to the Purchased Assets as provided herein and with respect to any party's financial reporting or accounting of the transactions or with respect to any audit, examination or other proceeding with respect thereto including, without limitation, any applicable representation letters. After the Closing Date, Buyer and Seller shall grant to the other such access to their respective financial records and other books and records in their possession related to their conduct of the Business and such cooperation and assistance as shall be reasonably required to enable each of them to complete their legal, regulatory and financial reporting requirements, to complete their Tax returns or for other reasonable business purposes. In the event that any such Tax return becomes the subject of any audit or investigation, Buyer and Seller shall give the other all reasonable cooperation, access and assistance as needed during normal business hours with respect to such financial data and other books and records as may be necessary to enable such first party to defend any such audit or investigation. Each party shall, for a period of six (6) years after the Closing Date plus any additional time during which such party has been advised that there is an ongoing Tax audit or investigation with respect to such periods, keep such financial records and other books and records reasonably accessible and not destroy or dispose of such materials without the written consent of Buyer or Seller, as applicable; provided no party shall be responsible or liable hereunder for, or as a result of, any accidental loss or destruction of or damage to any such materials. Buyer and Seller shall promptly reimburse the other for its reasonable out-of-pocket expenses associated with requests made by such first party under this Section 5.01(a), but no other charges shall be payable by the requesting party to the other party in connection with such requests.

              (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller to collect for the account of Buyer any accounts receivable of the Seller as of the Closing Date included in the Purchased Assets. Buyer agrees to use such power of attorney only for proper related purposes, and shall promptly notify Seller upon each instance in which Buyer uses such power of attorney. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

         5.02 CERTAIN FILINGS. Seller and Buyer shall cooperate with one another and shall use all reasonable efforts and take all reasonable steps to obtain all consents, approvals, waivers or other documents from any third parties, including any governmental authorities, and make all filings, registrations and other notifications, as may be required to consummate the transactions contemplated by this Agreement and, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         5.03 CONFIDENTIALITY. The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Agreement. In addition to the foregoing, the parties shall not disclose any term of this Agreement to any third party, other than advisors of such retained in connection with the transaction contemplated hereby pursuant to confidentiality obligations as provided herein, without the express written consent of the other party except as required by law or applicable securities regulations.

         5.04 NONSOLICITATION BY SELLER, RCP AND CHAPPLE.

              (a) Seller, RCP, HIC and Chapple each agree that they will not, independently or together, directly or indirectly, for a period of three (3) years following the Closing Date, solicit or induce the employment or services of any Transferred Employee or any employee of Buyer or enter into any contractual arrangement with any such person without the prior written consent of Buyer, other than in connection with general solicitations to the public, it being acknowledged and agreed by all parties, however, that Rebecca Giblin shall be permitted at all times to continue as an employee or contractor of, or consultant to, Seller, RCP, HIC and Chapple, notwithstanding any services she may hereafter provide to Buyer. Seller, RCP, HIC and Chapple agree that a violation of this Section 5.04 will cause irreparable injury to Buyer, and Buyer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Buyer from doing or continuing to do any such violation and any other violations or threatened violations of this Section.

              (b) The Seller, RCP, HIC and Chapple acknowledge and agree that the covenants set forth in this Section 5.04 are reasonable and valid in scope and in all other respects. If any such covenant is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph (b), any of the provisions of this Section relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

         5.05 NONCOMPETITION BY SELLER, RCP AND CHAPPLE.

              (a) Seller, RCP, HIC and Chapple hereby agree that they will not, independently or together, directly or indirectly, anywhere in the world or in any language during and for a period of eighteen (18) months after the Closing Date, subject to the provisions of subsection (c) hereof, whether as principal, agent, stockholder, consultant, partner, employee, member, or in any other capacity whatsoever, participate in, engage in, or be in any manner associated with the operation, management, development, publishing, marketing, distribution, creation, licensing or sale of any business, product or venture that (i) competes with the Business as it exists on the Closing Date, (ii) publishes, sells or licenses photos or videos anywhere in the world, or (iii) calls on or solicits any of the customers or distributors of the Business, or makes known the names and addresses of such customers or any information relating in any manner to the Business, the Purchased Assets or the relationships of Seller, RCP, HIC or Chapple with such customers. Seller, RCP, HIC and Chapple agree that a violation of this Section 5.05 will cause irreparable injury to Buyer, and Buyer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Buyer from doing or continuing to do any such violation and any other violations or threatened violations of this Section. Notwithstanding the foregoing, (i) RCP and Chapple shall be permitted to continue licensing the rights managed collection of approximately 2,500 images with Getty Images and shall be permitted to add up to 200 new images per year to this collection; and (ii) RCP and Chapple shall be permitted to continue licensing the rights managed collection of approximately 385 images with Photis; provided, however, that RCP and Chapple shall not add any new images to the collection at Photis; and (iii) RCP, HIC and Chapple shall be permitted to make artistic use of all images, as applicable, solely for the purpose of off-line gallery display and to publish a non-commercial Web site portfolio of work. Additionally, notwithstanding the requirements of this Section 5.05(a), Chapple shall be permitted to (i) own not in excess of five percent (5%) of the total outstanding interests in any entity which is actively traded in the over-the-counter market or is listed and traded on a national securities exchange, and (ii) continue his relationship with Vialogix Communications, Inc. as is presently conducted, including ownership of a minority equity interest therein and participation in occasional meetings thereof to discuss business strategy, but not to be involved in the day-to-day operations thereof or to have direct contact with the clients thereof.

              (b) The Seller, RCP, HIC and Chapple acknowledge and agree that the covenants set forth in this Section 5.05 are reasonable and valid in scope and in all other respects. If any of such covenant is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph (b), any of the provisions of this Section relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

              (c) Notwithstanding any other provisions of this Agreement, the provisions of this Section 5.05: (i) shall terminate immediately upon a termination of the Image Production Agreement by RCP for Cause (as defined therein); and, (ii) in the event that Buyer terminates the Image Production Agreement without Cause (as defined therein), shall terminate on the later of the date of such termination or eighteen (18) months following the date of this Agreement.

         5.06 PUBLIC ANNOUNCEMENTS. No party shall issue a press release or make any other public statement about this Agreement or the transactions contemplated by this Agreement without the prior written consent of the others; provided, however, that JUPM will make such press release as is required by SEC and stock market regulations following execution of this Agreement.

         5.07 CHANGE IN NAME. Before the date that Buyer has provided to Seller all portions of the Secondary Cash Payment, Seller shall amend its articles of formation and take all other actions necessary to change its name to one sufficiently dissimilar to Seller's present name, to avoid confusion as determined by in Buyer's judgment, by removing the word "Thinkstock" therefrom.

         5.08 BULK SALES. Upon Buyer's reasonable request, Seller shall provide the Buyer with any clearance certificates, exemption certificates or similar documents requested in writing by Buyer which may be required by any governmental authority with respect to any so-called "bulk sales," successor liability or similar laws (including any isolated, occasional or casual sales exemption, resale exemption or similar sales or use Tax exemptions) related to Taxes in order (i) to relieve the Buyer of any obligation to withhold any portion of the Purchase Price, (ii) to hold the Buyer harmless from any sales, use, recording, transfer or other similar liability for Taxes in connection with the transactions contemplated by this Agreement, and (iii) to prevent a Lien for Taxes from attaching to any of the Purchased Assets either before or after the Closing Date.

         5.09 TRANSITION SERVICES AND AGREEMENTS.

              (a) Use of Leased Real Property and Web site Hosting Services. For a period of 90 days after the Closing Date, the Seller shall permit the Buyer, free of charge, to use in a manner consistent with the Seller's past practices, the Seller's offices located at 501 North College Street, Charlotte, NC 28202, which offices are the subject of that certain Lease Contract with RCP. During such period, the Seller shall continue to pay the rent on such premises when due and shall not, without the prior written consent of the Buyer which consent shall not be unreasonably withheld, waive, amend, terminate or otherwise modify any term or provision of such leases unless such waiver, modification, amendment or termination is effective after the applicable 90 day period. During such 90 day period, Buyer shall maintain comprehensive general liability insurance with respect to its use and possession of such premises, in such amount and with such insuror as is reasonably acceptable to the lessor, such policy to name said lessor as an additional insured. Additionally, for a period of 90 days after the Closing Date, the Seller shall permit the Buyer to use, free of charge, the hosting services that are the subject of that certain Master Services Agreement between Seller and Peak 10, Inc. (the "Peak 10 Agreement"). During such period, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, the Seller shall not waive, amend, terminate or otherwise modify any term or provision of the Peak 10 Agreement unless such waiver, modification, amendment or termination is effective after the applicable 90 day period.

              (b) Use of Equipment. For a period of 90 days after the Closing Date, the Seller shall permit the Buyer, and, for the sole purpose of assisting Buyer concerning the transition of the Business from Seller to Buyer, JUPM, to use, free of charge, the Internet connectivity services that are the subject of that certain Dedicated Internet Access and Dedicated Web Hosting Service Addendum by and between the Seller and Time Warner Telecom of North Carolina, L.P. (the "T-1 Agreement"). During such period, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, the Seller shall not waive, amend, terminate or otherwise modify any term or provision of the T-1 Agreement unless such waiver, modification, amendment or termination is effective after the applicable 90 day period. Additionally, for a period ending the later of 90 days after the Closing Date and the date all of the Images included in the Purchased Assets are transferred to Buyer's system, Seller shall permit

Buyer access to Seller's network for the purpose of managing the search aspect of the Human Issues website and managing the keywords and metadata for the Images.

              (c) Merchant Accounts. To the extent permitted under the terms of the controlling merchant account agreements, for a period of 90 days after the Closing Date, the Seller shall maintain, consistent with past practice, the merchant accounts maintained pursuant to that certain Merchant Bankcard Agreement by and between the Seller and Humboldt Bank, and any other merchant accounts maintained by the Seller immediately prior to the Closing Date.

              (d) Remittance of Amounts Collected. After the Closing Date and not less than weekly, Seller shall remit to Buyer any and all Receivables or other amounts collected by or paid to the Seller (net of amounts payable by Seller under such agreements) on or after the Closing Date that are rightfully due and payable to the Buyer by virtue of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

              (e) Distributor Agreements. Buyer hereby covenants and agrees to perform the obligations of the Seller under any and all distributor agreements identified on Schedule 2.01 hereto as being included in the Delayed Assets (each a "Delayed Distributor Agreement") until, with respect to each such Delayed Distributor Agreement, the earlier of (i) the effective date of the assignment of such agreement to the Buyer with the consent of the counterparty thereto (to the extent such consent is required), or (ii) the date of a "Deemed Assignment" of such agreement (a "Deemed Assignment Date"). For purposes hereof, the Deemed Assignment of any Delayed Distributor Agreement shall be the earlier of (i) the expiration date of the term thereof currently in effect as of the Closing Date,
(ii) the date upon which such agreement is terminated for any reason, other than a termination by the counterparty thereto for cause on the part of the Seller (other than with respect to obligations assumed by the Buyer hereunder)(a "For Cause Termination"), or (iii) the expiration following the Closing Date of a time period equal to any applicable notice period following which either party thereto could terminate said agreement without cause. For so long as the Buyer is performing the obligations of the Seller under any such Delayed Distributor Agreement, (i) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, the Seller shall not waive, amend, terminate or otherwise modify any term or provision of such agreement, (ii) the Seller shall promptly remit to the Buyer any and all payments made to the Seller pursuant to such agreement, (iii) the Buyer grants the Seller a license with regard to all of the Buyer's Images that are subject to such Delayed Distributor Agreement, for the limited purpose of complying with the Seller's obligations under the terms of this Section 5.09(e), (iv) the Buyer and the Seller each agree to use their best good faith efforts to take such actions as are reasonably necessary to obtain all necessary consents with regard to the assignment to the Buyer of such Delayed Distributor Agreement, and (v) the Buyer agrees that it shall not directly or indirectly hinder or interfere with the continuation or assignment of such Delayed Distributor Agreement. By way of example and not limitation, the Buyer shall not, prior to the assignment, Deemed Assignment or For Cause Termination by the counterparty thereto of any such Delayed Distribution Agreement, enter into a distribution agreement with such counterparty for the licensing or distribution of any Images that are included within the Purchased Assets. In the event of a For Cause Termination of a Delayed Distributor Agreement by the counterparty thereto, the Buyer shall promptly thereafter refund to the Seller an amount equal to all payments remitted by the Seller to the Buyer with regard to such agreement during the period commencing with the Closing Date and ending with the date of such For Cause Termination.

         5.10 ALLOCATION OF PURCHASE PRICE. The parties agree to consult with each other and use good faith efforts to coordinate and, if possible, agree upon the allocation of the Purchase Price and the

Assumed Liabilities among the Purchased Assets; provided however, that in no event shall this provision be deemed to require JUPM to violate its obligations concerning GAAP or applicable stock market or tax regulations. Notwithstanding any other provision of this Agreement, the foregoing agreement shall survive the Closing without limitation.


                                   ARTICLE VI

                                EMPLOYEE BENEFITS

         6.01 EMPLOYEES AND OFFERS OF EMPLOYMENT.

              (a) Effective as of the day following Closing, Buyer shall make offers of employment to the employees listed on Schedule 6.01 (each such person, upon accepting an offer of employment from Buyer, a "Transferred Employee"). Each such offer shall include (i) base salary or base wages which is the same as was in effect immediately prior to the Closing Date and (ii) employee benefits (other than as set forth in clause (i)) which are the same as those provided to similarly situated employees of Buyer and its Affiliates. Nothing in this Agreement shall limit the right of Buyer to terminate the employment of any Transferred Employee following the day following Closing.

              (b) As of August 1, 2004, all Transferred Employees shall cease active participation in all Employee Plans and Benefit Arrangements of the Seller. As of August 1, 2004, all Transferred Employees shall be permitted to participate in the plans, programs and arrangements of Buyer and its Affiliates relating to compensation and employee benefits (each, a "Buyer Plan") on the same terms as similarly situated employees of Buyers and its Affiliates.

              (c) Effective as of the day following Closing, Buyer shall credit each Transferred Employee with the number of vacation and sick days accrued and not used as of the Closing by such Transferred Employee.

              (d) The Buyer shall have sole responsibility for "continuation coverage" benefits provided under the Buyer's group health plans to all Transferred Employees, and "qualified beneficiaries" of Transferred Employees, with respect to any "qualifying event" which occurs on or after the Closing Date. Seller shall have sole responsibility for "continuation coverage" benefits provided under Seller's group health plans to all Seller employees and former employees, and "qualified beneficiaries" of such employees, with respect to any "qualifying event" which occurs prior to the Closing Date and to all Seller employees who do not become Transferred Employees, and their "qualified beneficiaries," with respect to any "qualifying event" which occurs prior to, on and after the Closing Date, including any "qualifying event" which results from any such Seller employee's loss of employment on the Closing Date. The terms "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meaning ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA ("COBRA").


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

         7.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

              (a) Buyer, JUPM, Seller, RCP, Chapple and any other parties thereto shall have executed and delivered to the other parties thereto this Agreement and each of the Ancillary Agreements; and

              (b) Each party shall have complied with the requirements of
Section 2.08.


                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

         8.01 SURVIVAL. Except as otherwise provided in this Agreement, the covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of eighteen (18) months from the Closing Date.

         8.02 INDEMNIFICATION.

              (a) Seller, RCP (with regard solely to any misrepresentation or breach of representation and warranty, covenant or agreement made or to be performed by RCP hereunder, and not with regard to any failure of Seller to assume, pay or discharge any Excluded Liability) and Chapple shall indemnify Buyer and its Affiliates, officers, directors, employees and agents against, and agrees to hold each of them harmless from, any and all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or legal proceeding, it being understood however that no such fees and/or expenses shall be paid regarding any claim that is without merit) arising within eighteen
(18) months from the Closing Date (collectively, "Losses") incurred or suffered by any of them arising out of:

              (i) any misrepresentation or breach of representation and warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement or the Ancillary Agreements; and

              (ii) the failure of Seller to assume full responsibility for any Excluded Liability and failure to pay and discharge when due any Excluded Liability.

              (b) Buyer and JUPM shall indemnify Seller and its Affiliates and its officers, directors, employees and agents against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by such parties arising out of:

              (i) any misrepresentation or breach of representation and warranty, covenant or agreement made or to be performed by Buyer or JUPM pursuant to this Agreement or the Ancillary Agreements; and

              (ii) the failure of Buyer to assume full responsibility for any Assumed Liability and failure to pay and discharge when due any Assumed Liability.

              (c) Notwithstanding anything in this Agreement to the contrary, neither Buyer and JUPM nor Seller shall be liable under this Article VIII unless and until the aggregate Losses (without giving effect to any materiality, material adverse effect or Material Adverse Effect qualifications or materiality exceptions contained in any provision of this Agreement) to the Indemnified Persons incurred or suffered by them resulting from, relating to or constituting any misrepresentation or breach of warranty or breach of covenant contained in this Agreement or the Ancillary Agreements exceed $35,000 and thereafter such liability shall be for the entire amount of such Losses from dollar one. The indemnification obligations for all Losses resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Seller or Buyer or JUPM, as applicable, shall be limited to an aggregate amount of One Million Seven Hundred Fifty Thousand and no/100 dollars ($1,750,000.00), inclusive, with respect to Seller, RCP and Chapple, of all amounts held in escrow in accordance with the Escrow Agreement; provided, however, that such limit shall not apply with regard to any breach by Buyer of the provisions of Section 2.06(ii) hereof with regard to the Secondary Cash Payment or JUPM with regard to the Guarantee concerning the Secondary Cash Payment. In the case of claims against Seller, RCP or Chapple, Buyer shall obtain payment based on any such obligations first from assets held in escrow in accordance with the Escrow Agreement on the Closing Date and then from Seller, RCP and Chapple.

         8.03 THIRD PARTY CLAIMS. A party entitled to indemnification under this
Article VIII (the "Indemnified Person") shall give prompt written notification to the Person obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VIII may be sought; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article VIII except to the extent of any damage or liability caused solely by or arising out of such delay. Within twenty
(20) days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Losses" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

         8.04 CERTAIN ADDITIONAL PROVISIONS RELATING TO INDEMNIFICATION.

              (a) Except as otherwise specified in this Agreement, the indemnification provided for in this Article VIII shall be the exclusive remedy of the Buyer and Seller for any breach of the covenants, agreements, representations and warranties set forth herein. In the event that Seller is to indemnify Buyer concerning any Loss, Seller shall have the option to compensate Buyer using either cash or Shares, and if Shares the value of such Shares shall be determined based on the closing price of the Shares as listed on Nasdaq on the last trading date immediately preceding the payment of such compensation by Seller.

              (b) All payments by an Indemnifying Person under this Article VIII shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to Buyer or JUPM, to:

                  ArtToday, Inc.
                  c/o Jupitermedia Corporation
                  23 Old Kings Highway South
                  Darien, CT 06820
                  Attn: President
                  Facsimile No.:203-655-4686 (with copy by overnight delivery)

         if to Seller, RCP or Chapple, to:

                  501 N. College Street
                  Charlotte, NC  28202
                  Attn: Rebecca Giblin
                  Facsimile No.: (704)541-5659 (with copy by overnight delivery)

         With a copy to

                  Katten Muchin Zavis Rosenman
                  401 S. Tryon Street, Suite 2600
                  Charlotte, NC  28202
                  Attn: Robert Tucker, Esq.
                  Facsimile No.:704-444-2050 (with a copy by overnight delivery)

         9.02 AMENDMENTS; NO WAIVERS.

              (a) Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller and, in the case of any representation or covenant binding on or other provision affecting JUPM, RCP or Chapple, then JUPM, RCP and/or Chapple, respectively, as applicable, or in the case of a waiver, by the party against whom the waiver is to be effective.

              (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         9.03 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         9.04 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         9.05 GOVERNING LAW AND ARBITRATION. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state or any presumptions or interpretation unique to that body of law

         9.06 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         9.07 ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement, the Ancillary Agreements or the Confidentiality Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         9.08 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         9.09 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement are incorporated herein and made a part hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            ARTTODAY, INC.


                                            By: /s/ Christopher S. Cardell
                                                ------------------------------
                                                Name: Christopher S. Cardell
                                                Title: President


                                            THINKSTOCK, LLC


                                            By: /s/ Ronald J. Chapple
                                                ------------------------------
                                                Name: Ronald J. Chapple
                                                Title: Manager


WITH RESPECT TO THE SPECIFIC PROVISIONS
HEREIN AS TO WHICH JUPM, RCP, HIC AND/OR CHAPPLE,
RESPECTIVELY, ARE INCLUDED:


                                            JUPITERMEDIA CORPORATION


                                            By: /s/ Christopher S. Cardell
                                                ------------------------------
                                                Name: Christopher S. Cardell
                                                Title: President



                                            RON CHAPPLE PHOTOGRAPHY INC.


                                            By: /s/ Ronald J. Chapple
                                                ------------------------------
                                                Name: Ronald J. Chapple
                                                Title: Manager



                                            HUMAN ISSUES COLLABORATIVE, INC.


                                            By: /s/ Ronald J. Chapple
                                                ------------------------------
                                                Name: Ronald J. Chapple
                                                Title: Manager

                                            RONALD J. CHAPPLE

                                            /s/ Ronald J. Chapple
                                            ---------------------------------
                                                  Ronald J. Chapple

                                                                       EXHIBIT A
                                                                       ---------




                       Bill of Sale and General Assignment

                                                                       EXHIBIT B
                                                                       ---------




                         Copyright Assignment Agreement

                                                                       EXHIBIT C
                                                                       ---------




                        Domain Name Assignment Agreement

                                                                       EXHIBIT D
                                                                       ---------




                         Trademark Assignment Agreement

                                                                       EXHIBIT E
                                                                       ---------




                                Escrow Agreement

                                                                       EXHIBIT F
                                                                       ---------




                          Registration Rights Agreement

                                                                       EXHIBIT G
                                                                       ---------




                           Image Production Agreement

                                                                       EXHIBIT H
                                                                       ---------




                                 JUPM Guarantee

                                                                       EXHIBIT I
                                                                       ---------




                      Model and Property Release Assignment